Exhibit 99.1

Celanese Corporation
222 West Las Colinas Blvd.
Suite 900N
Irving, Texas 75039

Celanese Corporation Reports Full Year 2021 and Fourth Quarter Earnings;
Reaffirms Full Year 2022 Outlook

Dallas, January 27, 2022: Celanese Corporation (NYSE: CE), a global chemical and specialty materials company, today reported record GAAP diluted earnings per share of $17.06 and record adjusted earnings per share of $18.12 for full year 2021. The Company reported 2021 net sales of $8.5 billion, 51 percent higher than the previous year. Higher net sales were driven by pricing and volume increases over the prior year of 39 percent and 10 percent, respectively. Celanese successfully offset $1.1 billion in raw material, energy, and logistics cost inflation over 2020 to deliver consolidated operating profit of $1.9 billion and adjusted EBIT of $2.5 billion for the year, both records. The Company generated record operating cash flow of $1.8 billion and record free cash flow of $1.3 billion. As part of its strategic plan to drive earnings per share growth, the Company deployed $2.6 billion to organic investments, M&A, and share repurchases in 2021. In addition, during 2021 the Company returned $304 million in cash to shareholders via dividends.
Celanese also reported fourth quarter GAAP diluted earnings per share of $4.83 and adjusted earnings per share of $4.91. The Company generated operating cash flow of $584 million and free cash flow of $415 million in the quarter.
"I thank our teams for the commitment and agility they demonstrated in what was an exceptionally volatile year. They successfully navigated a series of external challenges including Winter Storm Uri, supply chain and logistics disruptions, China production curtailments, and the resurgence of multiple COVID-19 variants to deliver record 2021 adjusted earnings per share that exceeded our prior record performance by a remarkable 65 percent," said Lori Ryerkerk, chairman and chief executive officer.

Fourth Quarter 2021 Financial Highlights:

	Three Months Ended
	December 31, 2021	September 30, 2021	December 31, 2020
	(unaudited)
	(In $ millions, except per share data)
Net Sales
Engineered Materials	707	684	572
Acetate Tow	129	128	134
Acetyl Chain	1,476	1,489	910
Intersegment Eliminations	(37)	(35)	(25)
Total	2,275	2,266	1,591

Operating Profit (Loss)
Engineered Materials	67	91	62
Acetate Tow	4	12	30
Acetyl Chain	535	517	186
Other Activities	(89)	(84)	(75)
Total	517	536	203

Net Earnings (Loss)	526	507	1,454

Adjusted EBIT(1)
Engineered Materials	113	137	82
Acetate Tow	38	46	59
Acetyl Chain	536	517	187
Other Activities	(35)	(52)	(28)
Total	652	648	300

Equity Earnings and Dividend Income, Other Income (Expense)
Engineered Materials	30	40	15
Acetate Tow	34	34	29

Operating EBITDA(1)	745	739	387
Diluted EPS - continuing operations	$4.83	$4.67	$12.50
Diluted EPS - total	$4.79	$4.56	$12.50
Adjusted EPS(1)	$4.91	$4.82	$2.09

Net cash provided by (used in) investing activities	(1,286)	(108)	979
Net cash provided by (used in) financing activities	(99)	(228)	(933)
Net cash provided by (used in) operating activities	584	630	274
Free cash flow(1)	415	520	181

	Year Ended December 31,
	2021	2020
	(unaudited)
	(In $ millions, except per share data)
Net Sales
Engineered Materials	2,718	2,081
Acetate Tow	514	519
Acetyl Chain	5,430	3,147
Intersegment Eliminations	(125)	(92)
Total	8,537	5,655

Operating Profit (Loss)
Engineered Materials	411	235
Acetate Tow	56	118
Acetyl Chain	1,819	563
Other Activities	(340)	(252)
Total	1,946	664

Net Earnings (Loss)	1,896	1,992

Adjusted EBIT(1)
Engineered Materials	571	403
Acetate Tow	207	249
Acetyl Chain	1,849	568
Other Activities	(154)	(89)
Total	2,473	1,131

Equity Earnings and Dividend Income, Other Income (Expense)
Engineered Materials	127	115
Acetate Tow	146	126

Operating EBITDA(1)	2,835	1,475
Diluted EPS - continuing operations	$17.06	$16.85
Diluted EPS - total	$16.86	$16.75
Adjusted EPS(1)	$18.12	$7.64

Net cash provided by (used in) investing activities	(1,119)	592
Net cash provided by (used in) financing activities	(1,042)	(1,471)
Net cash provided by (used in) operating activities	1,757	1,343
Free cash flow(1)	1,263	950
_____________________________
(1)See "Non-US GAAP Financial Measures" below.

Full Year Business Segment Overview
Engineered Materials
Engineered Materials reported record net sales of $2.7 billion in 2021, an increase of 31 percent over the prior year. Net sales growth was driven by volume and price which increased from 2020 by 15 percent and 12 percent, respectively. The business delivered volume growth to meet elevated 2021 demand despite significant sourcing and supply chain constraints that resulted in 18 kt of lost production across the year. Full year GAAP operating profit of $411 million and adjusted EBIT of $571 million, increased from the prior year by $176 million and $168 million, respectively. As a result of commercial initiatives across the year, the business nearly offset approximately $300 million in year over year raw material, energy, and logistics cost inflation. Affiliate earnings of $126 million increased $11 million over the prior year driven by improved performance across all affiliates.
Acetyl Chain
In 2021, the Acetyl Chain generated record net sales of $5.4 billion, an increase of 14 percent over the previous annual record. Pricing increased over the prior year by 62 percent due to strong demand, tightened industry conditions, and Acetyl Chain commercial actions. Pricing expansion more than offset over $700 million in raw material, energy, and logistics cost inflation in 2021 from the prior year. Despite challenges to production including Winter Storm Uri, China energy curtailments, and supply chain disruptions, the Acetyl Chain delivered 9 percent higher volume over the prior year by utilizing its global production network and industry sourcing. The Acetyl Chain generated record GAAP operating profit of $1.8 billion and record adjusted EBIT of $1.8 billion at margins of 33 percent and 34 percent, respectively.
Acetate Tow
Acetate Tow reported net sales of $514 million, a 1 percent decline from 2020 due to a 1 percent pricing decline. GAAP operating profit was $56 million and adjusted EBIT was $207 million for the year and reflected the impact of significantly elevated acetyls and natural gas costs. Dividends from affiliates in 2021 were $146 million, an increase of $20 million over the prior year due to strong affiliate performance.
Recent Highlights:
•Completed the acquisition of the Santoprene™ TPV elastomers business of Exxon Mobil Corporation for $1.15 billion, strengthening the existing elastomers portfolio and bringing a wider range of functionalized solutions into targeted growth areas.
•Completed a new GUR® ultra-high molecular weight polyethylene (UHMW-PE) production line at Bishop, Texas, adding 15 kt of manufacturing capacity.
•Honored by The Women's Forum of New York for female representation on the Celanese Board of Directors.
•Announced a joint collaboration with Mitsubishi Chemical Advanced Materials to further develop mechanical recycling solutions for both post-industrial and post-consumer sources of polyoxymethylene (POM).

Fourth Quarter 2021 Business Segment Overview
Engineered Materials
Engineered Materials generated record net sales of $707 million in the fourth quarter due to a sequential price increase of 5 percent that offset a volume decrease of 1 percent. As a result of four consecutive quarters of pricing expansion, fourth quarter 2021 pricing reflected a 20 percent increase over the same quarter last year. The business continued to offset the majority of raw material, energy, and logistics cost inflation which drove higher costs of approximately $60 million sequentially. Fourth quarter GAAP operating profit of $67 million and adjusted EBIT of $113 million both declined by $24 million from the prior quarter as a result of accelerated inflation in European natural gas prices and persistent supply chain disruptions which constrained production of the business and its affiliates. Affiliates earnings declined by $9 million sequentially, largely due to supply chain disruptions.
Acetyl Chain
The Acetyl Chain generated net sales of $1.5 billion in the fourth quarter due to a 10 percent sequential expansion in pricing that offset a 10 percent reduction in volume. Amid ongoing moderation in acetic acid and VAM industry pricing in China, the business shifted more volume to the Western Hemisphere. Higher pricing in the fourth quarter more than offset approximately $60 million in raw material, energy, and logistics cost inflation from the prior quarter. Fourth quarter GAAP operating profit was $535 million and adjusted EBIT was $536 million at margins of 36 percent. The Acetyl Chain limited the fourth quarter volume impact of significant external production disruptions, including approximately 80 kt of lost production due to supplier constraints, by flexing its global production network and sourcing from the industry.
Acetate Tow
Acetate Tow generated net sales of $129 million during the fourth quarter, which reflected a sequential price increase of 1 percent and stable volume. Fourth quarter GAAP operating profit of $4 million and adjusted EBIT of $38 million both declined by $8 million sequentially due to higher energy, acetyls, and logistics costs. Dividends from affiliates in the quarter were $34 million, consistent with the prior quarter.
Cash Flow and Tax
The Company generated record operating cash flow of $1.8 billion and record free cash flow of $1.3 billion in 2021. Capital expenditures in the year were $467 million as the Company progressed on several key projects including the 1.3 million ton acetic acid expansion in Clear Lake, Texas. The Company returned $1.3 billion in cash to shareholders during 2021, including $1.0 billion of share repurchases and $304 million of dividends.
The effective U.S. GAAP tax rate was 15 percent for 2021 compared to 11 percent for 2020. The lower effective tax rate for 2020 was due to non-recurring tax benefits related to certain divestiture and reorganization transactions. The full year adjusted tax rate was 15 percent for 2021 versus 12 percent in the prior year due to increased earnings in high tax jurisdictions.

Outlook
"The early 2022 order book reflects continued strong demand for our products across most end markets," said Lori Ryerkerk. "While we continue to closely monitor the impact of COVID-19 variants on demand conditions, the persistent inflationary and volatile supply chain backdrop remains our greatest challenge. Our record 2021 performance demonstrates the ability of our employees and business models to preserve our profitability amid inflation. We anticipate that sequential margin expansion in the first quarter in our downstream businesses, led by Engineered Materials, will help to offset anticipated moderation in Acetyl Chain pricing conditions and drive expected first quarter adjusted earnings of $4.30 to $4.60 per share. With a strong start to the year, we remain confident in our ability to achieve adjusted earnings of at least $15.00 per share in 2022."
A reconciliation of forecasted adjusted earnings per share to U.S. GAAP diluted earnings per share is not available without unreasonable efforts because a forecast of Certain Items, such as mark-to-market pension gains/losses, is not practical. For more information, see "Non-GAAP Financial Measures" below.
The Company's prepared remarks related to the fourth quarter will be posted on its website at investors.celanese.com under Financial Information/Financial Document Library on January 27, 2022. Information about Non-US GAAP measures is included in a Non-US GAAP Financial Measures and Supplemental Information document posted on our investor relations website under Financial Information/Non-GAAP Financial Measures. See also "Non-GAAP Financial Measures" below.

Contacts:
Investor Relations	Media - U.S.	Media - Europe
Brandon Ayache	Travis Jacobsen	Petra Czugler
Phone: +1 972 443 8509	Phone: +1 972 443 3750	Phone: +49 69 45009 1206
brandon.ayache@celanese.com	william.jacobsen@celanese.com	petra.czugler@celanese.com
Celanese Corporation is a global chemical leader in the production of differentiated chemistry solutions and specialty materials used in most major industries and consumer applications. Our businesses use the full breadth of Celanese's global chemistry, technology and commercial expertise to create value for our customers, employees, shareholders and the corporation. As we partner with our customers to solve their most critical business needs, we strive to make a positive impact on our communities and the world through The Celanese Foundation. Based in Dallas, Celanese employs approximately 8,500 employees worldwide and had 2021 net sales of $8.5 billion. For more information about Celanese Corporation and its product offerings, visit www.celanese.com.

Forward-Looking Statements
This release may contain "forward-looking statements," which include information concerning the Company's plans, objectives, goals, strategies, future revenues or performance, capital expenditures, financing needs and other information that is not historical information. All forward-looking statements are based upon current expectations and beliefs and various assumptions. There can be no assurance that the Company will realize these expectations or that these beliefs will prove correct. There are a number of risks and uncertainties that could cause actual results to differ materially from the results expressed or implied in the forward-looking statements contained in this release. These risks and uncertainties include, among other things: changes in general economic, business, political and regulatory conditions in the countries or regions in which we operate; volatility or changes in the price and availability of raw materials, particularly changes in the demand for, supply of, and market prices of ethylene, methanol, natural gas, wood pulp and fuel oil and the prices for electricity and other energy sources; the length and depth of product and industry business cycles, particularly in the automotive, electrical, mobility, textiles, medical, electronics and construction industries; the extent to which the COVID-19 pandemic continues to adversely impact the economic environment, market demand and our operations, as well as the pace of any economic recovery; the ability to pass increases in raw material prices on to customers or otherwise improve margins through price increases; the ability to maintain plant utilization rates and to implement planned capacity additions and expansions as well as facility turnarounds; the ability to reduce or maintain their current levels of production costs and to improve productivity by implementing technological improvements to existing plants; the ability to identify desirable potential acquisition targets and to complete acquisition or investment transactions consistent with the Company's strategy; the ability to identify and execute on other attractive investment opportunities towards which to deploy capital; increased price competition and the introduction of competing products by other companies; market acceptance of our products and technology; compliance and other costs and potential disruption or interruption of production or operations due to accidents, interruptions in sources of raw materials, transportation or logistics disruptions, cyber security incidents, terrorism or political unrest, public health crises (including, but not limited to, the COVID-19 pandemic); other unforeseen events or delays in construction or operation of facilities, including as a result of geopolitical conditions, the occurrence of acts of war or terrorist incidents or as a result of weather or natural disasters or other crises including public health crises; the ability to obtain governmental approvals and to construct facilities on terms and schedules acceptable to the Company; changes in the degree of intellectual property and other legal protection afforded to our products or technologies, or the theft of such intellectual property; potential liability for remedial actions and increased costs under existing or future environmental, health and safety regulations, including those relating to climate change; potential liability resulting from pending or future litigation, or from changes in the laws, regulations or policies of governments or other governmental activities in the countries in which we operate; changes in currency exchange rates and interest rates; our level of indebtedness, which could diminish our ability to raise additional capital to fund operations or limit our ability to react to changes in the economy or the chemicals industry; tax rates and changes thereto; our ability to obtain regulatory approval for, and satisfy closing conditions to, any transactions described herein; and various other factors discussed from time to time in the Company's filings with the Securities and Exchange Commission.

The extent to which COVID-19 will adversely impact our business, financial condition and results of operations will depend on numerous evolving factors, which are highly uncertain, rapidly changing and cannot be predicted, including: the extent of any resurgence in infections and the spread of the disease or variants thereof, and the effectiveness of vaccines or other medical treatments; additional governmental, business and individual actions to contain the spread of COVID-19, including social distancing, work-at-home, stay-at-home and shelter-in-place orders and shutdowns, travel restrictions and quarantines; the extent to which these conditions depress economic activity generally and demand for our products specifically and affect the financial markets; the effect of the outbreak on our customers, suppliers, supply chain and other business partners; our ability during the outbreak to provide our products and services, including the health and well-being of our employees; business disruptions caused by actual or potential plant, workplace and office closures or transportation and shipping disruptions; the risk that we could be exposed to liability, negative publicity or reputational harm related to any incidents of actual or perceived transmission of COVID-19 among employees at our facilities; the ability of our customers to pay for our products and services during and following the outbreak; the impact of the outbreak on the financial markets and economic activity generally; our ability to access usual sources of liquidity on reasonable terms; and our ability to comply with the financial covenant in our Credit Agreement if a material and prolonged economic downturn results in increased indebtedness or substantially lower EBITDA.

Any forward-looking statement speaks only as of the date on which it is made, and the Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.

Non-GAAP Financial Measures
Presentation
This document presents the Company's three business segments, Engineered Materials, Acetate Tow and Acetyl Chain.
Use of Non-US GAAP Financial Information
This release uses the following Non-US GAAP measures: adjusted EBIT, adjusted EBIT margin, operating EBITDA, adjusted earnings per share and free cash flow. These measures are not recognized in accordance with US GAAP and should not be viewed as an alternative to US GAAP measures of performance or liquidity. The most directly comparable financial measure presented in accordance with US GAAP in our consolidated financial statements for adjusted EBIT and operating EBITDA is net earnings (loss) attributable to Celanese Corporation; for adjusted EBIT margin is operating margin; for adjusted earnings per share is earnings (loss) from continuing operations attributable to Celanese Corporation per common share-diluted; and for free cash flow is net cash provided by (used in) operations.
Definitions of Non-US GAAP Financial Measures
•Adjusted EBIT is a performance measure used by the Company and is defined by the Company as net earnings (loss) attributable to Celanese Corporation, plus (earnings) loss from discontinued operations, less interest income, plus interest expense, plus refinancing expense and taxes, and further adjusted for Certain Items (refer to Table 8 of our Non-US GAAP Financial Measures and Supplemental Information document). We do not provide reconciliations for adjusted EBIT on a forward-looking basis (including those contained in this document) when we are unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing and amount of Certain Items, such as mark-to-market pension gains and losses, that have not yet occurred, are out of our control and/or cannot be reasonably predicted. For the same reasons, we are unable to address the probable significance of the unavailable information. Adjusted EBIT margin is defined by the Company as adjusted EBIT divided by net sales.
•Operating EBITDA is a performance measure used by the Company and is defined by the Company as net earnings (loss) attributable to Celanese Corporation, plus (earnings) loss from discontinued operations, less interest income, plus interest expense, plus refinancing expense, taxes and depreciation and amortization, and further adjusted for Certain Items, which Certain Items include accelerated depreciation and amortization expense. Operating EBITDA is equal to adjusted EBIT plus depreciation and amortization.
•Adjusted earnings per share is a performance measure used by the Company and is defined by the Company as earnings (loss) from continuing operations attributable to Celanese Corporation, adjusted for income tax (provision) benefit, Certain Items, and refinancing and related expenses, divided by the number of basic common shares and dilutive restricted stock units and stock options calculated using the treasury method. We do not provide reconciliations for adjusted earnings per share on a forward-looking basis (including those contained in this document) when we are unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing and amount of Certain Items, such as mark-to-market pension gains and losses, that have not yet occurred, are out of our control and/or cannot be reasonably predicted. For the same reasons, we are unable to address the probable significance of the unavailable information.
Note: The income tax expense (benefit) on Certain Items ("Non-GAAP adjustments") is determined using the applicable rates in the taxing jurisdictions in which the Non-GAAP adjustments occurred and includes both current and deferred income tax expense (benefit). The income tax rate used for adjusted earnings per share approximates the midpoint in a range of forecasted tax rates for the year. This range may include certain partial or full-year forecasted tax opportunities and related costs, where applicable, and specifically excludes changes in uncertain tax positions, discrete recognition of GAAP items on a quarterly basis, other pre-tax items adjusted out of our GAAP earnings for adjusted earnings per share purposes and changes in management's assessments regarding the ability to realize deferred tax assets for GAAP. In determining the adjusted earnings per share tax rate, we reflect the impact of foreign tax credits when utilized, or expected to be utilized, absent discrete events impacting the timing of foreign tax credit utilization. We analyze this rate quarterly and adjust it if there is a material change in the range of forecasted tax rates; an updated forecast would not necessarily result in a change to our tax rate used for adjusted earnings per share. The adjusted tax rate is an estimate and may differ from the actual tax rate used for GAAP reporting in any given reporting period. Table 3a of our Non-US GAAP Financial Measures and Supplemental Information document summarizes the reconciliation of our estimated GAAP effective tax rate to the adjusted tax rate.

The estimated GAAP rate excludes discrete recognition of GAAP items due to our inability to forecast such items. As part of the year-end reconciliation, we will update the reconciliation of the GAAP effective tax rate to the adjusted tax rate for actual results.
•Free cash flow is a liquidity measure used by the Company and is defined by the Company as cash flow from operations, less capital expenditures on property, plant and equipment, and adjusted for capital contributions from or distributions to Mitsui & Co., Ltd. ("Mitsui") related to our methanol joint venture, Fairway Methanol LLC ("Fairway").
    Reconciliation of Non-US GAAP Financial Measures
Reconciliations of the Non-US GAAP financial measures used in this press release to the comparable US GAAP financial measure, together with information about the purposes and uses of Non-US GAAP financial measures, are included in our Non-US GAAP Financial Measures and Supplemental Information document filed as an exhibit to our Current Report on Form 8-K filed with the SEC on or about January 27, 2022 and also available on our website at investors.celanese.com under Financial Information/Financial Document Library.
Results Unaudited
The results in this document, together with the adjustments made to present the results on a comparable basis, have not been audited and are based on internal financial data furnished to management. Quarterly results should not be taken as an indication of the results of operations to be reported for any subsequent period or for the full fiscal year.
Supplemental Information
Additional information about our prior period performance is included in our Quarterly Reports on Form 10-Q and in our Non-US GAAP Financial Measures and Supplemental Information document.

Consolidated Statements of Operations - Unaudited

	Three Months Ended
	December 31, 2021	September 30, 2021	December 31, 2020
	(In $ millions, except share and per share data)
Net sales	2,275	2,266	1,591
Cost of sales	(1,554)	(1,551)	(1,215)
Gross profit	721	715	376
Selling, general and administrative expenses	(170)	(165)	(137)
Amortization of intangible assets	(8)	(6)	(5)
Research and development expenses	(23)	(21)	(20)
Other (charges) gains, net	—	—	(2)
Foreign exchange gain (loss), net	—	2	(3)
Gain (loss) on disposition of businesses and assets, net	(3)	11	(6)
Operating profit (loss)	517	536	203
Equity in net earnings (loss) of affiliates	36	44	21
Non-operating pension and other postretirement employee benefit (expense) income	(7)	37	(66)
Interest expense	(21)	(21)	(26)
Refinancing expense	—	(9)	—
Interest income	1	2	2
Dividend income - equity investments	33	35	28
Gain (loss) on sale of investments in affiliates	—	—	1,408
Other income (expense), net	(2)	(2)	1
Earnings (loss) from continuing operations before tax	557	622	1,571
Income tax (provision) benefit	(27)	(102)	(117)
Earnings (loss) from continuing operations	530	520	1,454
Earnings (loss) from operation of discontinued operations	(3)	(17)	(1)
Income tax (provision) benefit from discontinued operations	(1)	4	1
Earnings (loss) from discontinued operations	(4)	(13)	—
Net earnings (loss)	526	507	1,454
Net (earnings) loss attributable to noncontrolling interests	(2)	(1)	(1)
Net earnings (loss) attributable to Celanese Corporation	524	506	1,453
Amounts attributable to Celanese Corporation
Earnings (loss) from continuing operations	528	519	1,453
Earnings (loss) from discontinued operations	(4)	(13)	—
Net earnings (loss)	524	506	1,453
Earnings (loss) per common share - basic
Continuing operations	4.86	4.70	12.56
Discontinued operations	(0.04)	(0.12)	—
Net earnings (loss) - basic	4.82	4.58	12.56
Earnings (loss) per common share - diluted
Continuing operations	4.83	4.67	12.50
Discontinued operations	(0.04)	(0.11)	—
Net earnings (loss) - diluted	4.79	4.56	12.50
Weighted average shares (in millions)
Basic	108.6	110.5	115.7
Diluted	109.4	111.0	116.3

Consolidated Statements of Operations - Unaudited

	Year Ended December 31,
	2021	2020
	(In $ millions, except share and per share data)
Net sales	8,537	5,655
Cost of sales	(5,855)	(4,362)
Gross profit	2,682	1,293
Selling, general and administrative expenses	(633)	(482)
Amortization of intangible assets	(25)	(22)
Research and development expenses	(86)	(74)
Other (charges) gains, net	3	(39)
Foreign exchange gain (loss), net	2	(5)
Gain (loss) on disposition of businesses and assets, net	3	(7)
Operating profit (loss)	1,946	664
Equity in net earnings (loss) of affiliates	146	134
Non-operating pension and other postretirement employee benefit (expense) income	106	17
Interest expense	(91)	(109)
Refinancing expense	(9)	—
Interest income	8	6
Dividend income - equity investments	147	126
Gain (loss) on sale of investments in affiliates	—	1,408
Other income (expense), net	(5)	5
Earnings (loss) from continuing operations before tax	2,248	2,251
Income tax (provision) benefit	(330)	(247)
Earnings (loss) from continuing operations	1,918	2,004
Earnings (loss) from operation of discontinued operations	(27)	(14)
Income tax (provision) benefit from discontinued operations	5	2
Earnings (loss) from discontinued operations	(22)	(12)
Net earnings (loss)	1,896	1,992
Net (earnings) loss attributable to noncontrolling interests	(6)	(7)
Net earnings (loss) attributable to Celanese Corporation	1,890	1,985
Amounts attributable to Celanese Corporation
Earnings (loss) from continuing operations	1,912	1,997
Earnings (loss) from discontinued operations	(22)	(12)
Net earnings (loss)	1,890	1,985
Earnings (loss) per common share - basic
Continuing operations	17.19	16.95
Discontinued operations	(0.20)	(0.10)
Net earnings (loss) - basic	16.99	16.85
Earnings (loss) per common share - diluted
Continuing operations	17.06	16.85
Discontinued operations	(0.20)	(0.10)
Net earnings (loss) - diluted	16.86	16.75
Weighted average shares (in millions)
Basic	111.2	117.8
Diluted	112.1	118.5

Consolidated Balance Sheets - Unaudited

	As of December 31, 2021	As of December 31, 2020

	(In $ millions)
ASSETS
Current Assets
Cash and cash equivalents	536	955
Trade receivables - third party and affiliates, net	1,161	792
Non-trade receivables, net	506	450
Inventories	1,524	978
Marketable securities	10	533
Other assets	70	55
Total current assets	3,807	3,763
Investments in affiliates	823	820
Property, plant and equipment, net	4,193	3,939
Operating lease right-of-use assets	236	232
Deferred income taxes	248	259
Other assets	521	411
Goodwill	1,412	1,166
Intangible assets, net	735	319
Total assets	11,975	10,909
LIABILITIES AND EQUITY
Current Liabilities
Short-term borrowings and current installments of long-term debt - third party and affiliates	791	496
Trade payables - third party and affiliates	1,160	797
Other liabilities	473	680
Income taxes payable	81	—
Total current liabilities	2,505	1,973
Long-term debt, net of unamortized deferred financing costs	3,176	3,227
Deferred income taxes	555	509
Uncertain tax positions	280	240
Benefit obligations	558	643
Operating lease liabilities	200	208
Other liabilities	164	214
Commitments and Contingencies
Stockholders' Equity
Treasury stock, at cost	(5,492)	(4,494)
Additional paid-in capital	333	257
Retained earnings	9,677	8,091
Accumulated other comprehensive income (loss), net	(329)	(328)
Total Celanese Corporation stockholders' equity	4,189	3,526
Noncontrolling interests	348	369
Total equity	4,537	3,895
Total liabilities and equity	11,975	10,909